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                                                                       Exhibit B


                                 RCN Corporation
                               105 Carnegie Center
                            Princeton, NJ 08540-6215

June 19, 2002



NSTAR 800 Boylston Street
Boston, MA 02100

         RE: RCN-BecoCom, LLC - Third Exchange -Standstill Agreement

Ladies and Gentlemen:

In connection with the exchange of the investment of $152,145,000.00 in RCN-BecoCom, LLC by your subsidiary, NSTAR Communications, Inc. ("NSTARCOM"), for 7.5 million shares of common stock of RCN Corporation (the "Corporation"), pursuant to the terms of the Exchange Agreement dated as of June 17, 1997 ("Exchange Agreement") by and among C-TEC Corporation, as predecessor in interest to the Corporation, and NSTARCOM, you have agreed to limit further acquisitions of the Corporation's securities, or any interest therein, upon the terms and conditions hereinafter set forth.

Neither you nor any of your Controlled Affiliates will, without the prior written consent of the Corporation or its Board of Directors, for a period of one year from the date of this letter agreement:

         (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities (together, "Securities") of the Corporation or any person that is a subsidiary thereof as of the date hereof or hereafter (a "Subsidiary"), , or any assets of the Corporation or any Subsidiary or division thereof if, as a result thereof, you and your Controlled Affiliates will beneficially own Securities of the Corporation, or securities convertible or exchangeable into such securities, that in the aggregate are entitled to more than 10.75% of the aggregate number of votes which may be cast by holders of Securities of the Corporation in the election of its directors (the "Total Voting Power"), provided, however, that the prior written consent of the Corporation or its Board of Directors shall not be required for the for the acquisition of any Securities directly from the Corporation or resulting from any stock split, stock dividend or similar recapitalization of the Corporation, or pursuant to any rights plan adopted by the Corporation;

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         (b) grant any "proxies" (as defined in the Exchange Act) with respect to any voting securities of the Corporation, or securities convertible or exchangeable into such securities (except as recommended by the Board of Directors of the Corporation) or deposit any such securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof;

         (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Corporation;

         (d) offer, propose, seek to enter into, make any public announcement with respect to, or otherwise participate in (with or without conditions), any acquisition transaction, business combination or other similar extraordinary transaction involving the Corporation or any Subsidiary or any of its or their securities or assets;

         (e) form, join or in any way participate in a "group" as defined in
             Section 13(d)(3) of the Exchange Act, as amended, in connection with any of the foregoing;

         (f) take any action which might force the Corporation or any Subsidiary to make a public announcement with respect to any of the foregoing;

         (g) seek or propose, alone or in concert with others, to influence or control the management or policies of the Corporation; or

         (h) request the Corporation or any of its representatives, directly or indirectly, to amend or waive any provision of this agreement.

Terms used herein not otherwise defined shall have the same meaning as set forth in the Exchange Agreement. The term "Controlled Affiliate" shall mean any Person controlled by NSTAR. Nothing herein shall be deemed to restrict Thomas J. May in his capacity as a director of the Corporation. Nothing herein shall be deemed to restrict or prevent the sale by NSTAR of Securities of the Corporation, including in response to an offer to purchase or exchange for cash or other consideration of securities of the Corporation or pursuant to a merger, consolidation or other business combination involving the Corporation.

         The name "NSTAR" means the trustee or trustees for the time being (as trustee or trustees but not personally) under a Declaration of Trust dated April 20, 1999, as amended from time to time, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of The Commonwealth of Massachusetts. Any obligation, agreement, or liability made, entered into, or incurred by or on behalf of

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NSTAR binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

Kindly confirm your acceptance of these terms by having the enclosed copy of this letter executed by an authorized officer of NSTAR and returned to me.

Sincerely yours,

/s/ Timothy J. Stoklosa

Name: Timothy J. Stoklosa
Title: Executive Vice President


ACKNOWLEDGED AND AGREED:

NSTAR



By: /s/ Douglas S. Horan                             June 19, 2002
    Its: Senior Vice President